UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 16, 2009

MISCOR GROUP, LTD.
(Exact name of registrant as specified in its charter)

Indiana	333-129354	20-0995245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1125 South Walnut Street, South Bend, Indiana		46619
(Address of principal executive offices)		(Zip Code)

(574) 234-8131
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On Monday, February 16, 2009, Mary M. Hunt, Vice President of Finance of MISCOR Group, Ltd. (“MISCOR”), assumed the duties of former Vice President and Chief Financial Officer of MISCOR Richard J. Mullin.  As reported by MISCOR in a Current Report on Form 8-K filed with the Securities and Exchange Commission on February 11, 2009, Mr. Mullin resigned his positions with MISCOR and its subsidiaries effective February 15, 2009.

Ms. Hunt, who is 52 years old, was appointed to her current position of Vice President of Finance on February 10, 2009.  Ms. Hunt had been serving as Corporate Controller of MISCOR, a post she held since April 28, 2008.  Prior to joining MISCOR, Ms. Hunt served as Chief Financial Officer of Furniture Find Corporation, an internet retailer, from March 2003 to November 2007.  Ms. Hunt is a certified public accountant.

Ms. Hunt currently receives an annual base salary of $116,000 and a monthly car allowance of $500, and is employed on an at-will basis.  In addition, Ms. Hunt will be eligible for an incentive bonus of up to 20% of her base salary for 2009 based on performance criteria to be determined by MISCOR and Ms. Hunt.  In connection with her appointment as Vice President of Finance, Ms. Hunt was granted options to purchase 2,000 shares of MISCOR common stock under MISCOR’s 2005 Stock Option Plan and 1,500 shares of restricted stock under MISCOR’s 2005 Restricted Stock Purchase Plan.

On February 11, 2009, MISCOR issued a press release announcing that Ms. Hunt would assume Mr. Mullin’s duties upon his resignation.  A copy of the press release was filed as Exhibit 99.1 to MISCOR’s Current Report on Form 8-K filed on February 11, 2009 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description

99.1
Press release dated February 11, 2009, reporting assumption by Mary M. Hunt, Vice President of Finance, of duties of resigning Vice President and Chief Financial Officer Richard J. Mullin (incorporated by reference to the Current Report on Form 8-K filed by MISCOR on February 11, 2009)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: February 19, 2009	MISCOR Group, Ltd.

	By:	/s/ John A. Martell
	Name:	John A. Martell
	Title:	President and Chief Executive Officer